Exhibit 99.1

SBT Bancorp, Inc. Reports Fourth Quarter 2015 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--January 28, 2016--SBT Bancorp, Inc., (OTCQX: SBTB), holding company for The Simsbury Bank & Trust Company, Inc., today announced net income of $1.4 million or $1.37 basic and $1.36 diluted earnings per share for the year ended December 31, 2015, compared to a net income of $805,000 or $0.80 basic and $0.79 diluted earnings per share, an increase of $0.57 diluted earnings per share compared to the prior year. The increase in net income of $604,000 is mainly due to a $620,000 increase in mortgage banking activities, and a $370,000 increase in net interest and dividend income. These increases were partially offset by increases in the provision for loan losses of $223,000 and salaries and employee benefits of $136,000.

“The Bank’s 2015 performance showed strong improvement from 2014,” said Martin J. Geitz, President and Chief Executive Officer. “Commercial loan balances increased by $32.3 million or 37.1% since year-end 2014 while mortgage banking activities income more than doubled to $1.2 million from $581,000 in 2014. As we move into 2016, we are excited with the contribution to continued growth that we expect from our new full-service branch office in West Hartford, which is opening in April. Our successful issuance of common stock and long-term subordinated debt have given us the capital needed to continue on our path of improved earnings performance and overall growth.”

In October 2015, SBT Bancorp, Inc. closed on the issuance of an unsecured subordinated term note in the aggregate principal amount of $7.5 million due October 1, 2025. In November 2015, the Company issued 451,473 shares of common stock at $21.00 per share. The Company used the net proceeds from the two transactions to increase its capital base to support future growth and redeem the 9,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C, which the Company issued to the United States Department of the Treasury as part of the Company’s participation in the Small Business Lending Fund program.

Key highlights for December 31, 2015 compared to December 31, 2014 included:

  Net loans grew $40.3 million or 14.2%.
  Commercial loan balances increased 37.1%.
  Total revenues for the quarter increased 10.7%.
  Residential mortgage banking activities income for the quarter increased 68.3%.
  Net interest margin of 3.09% for the quarter was 3 basis points higher compared to the prior year’s quarter.
  Total deposits increased $16.6 million or 4.7%, driven by increases in demand deposits of $18.3 million and Savings Accounts of $2.7 million. These were partially offset by a decrease in time deposit balances of $4.4 million.
  The allowance for loan losses at December 31, 2015 was 0.93% of total loans.
  Return on average assets for the twelve months ended December 31, 2015 was 0.34% compared to 0.20% for the twelve months ended December 31, 2014.
  Return on average equity for the twelve months ended December 31, 2015 was 4.48% compared to 2.79% for the twelve months ended December 31, 2014.

On December 31, 2015, loans outstanding were $327 million, an increase of $40.6 million, or 14.2% over a year ago. Commercial loans grew by $32.3 million or 37.1% and consumer loans grew by $4.0 million or 6.4% due principally to an increase home equity line of credit borrowings and purchased auto loans. Residential mortgage loans increased by $4.3 million or 3.1% driven by an increase in jumbo mortgages which are being held in the portfolio.

The Company’s loan portfolio remains strong. The Company’s allowance for loan losses at December 31, 2015 was 0.93% of total loans. The Company had non-accrual loans totaling $4.1 million or 1.27% of total loans on December 31, 2015, compared to non-accrual loans totaling $2.0 million or 0.72% of total loans a year ago. Total non-accrual and delinquent loans on December 31, 2015 was 1.44% of loans outstanding compared to 1.08% on December 31, 2014.

The increase in non-accrual loans is due primarily to the addition of a commercial credit to the non-accrual classification in the amount of $1.2 million.

Total deposits on December 31, 2015 were $373 million, an increase of $16.6 million or 4.7% over a year ago primarily due to an increase in demand deposits of $18.3 million and a $2.7 million increase in savings and NOW deposits. These increases were partially offset by a decrease in time deposits of $4.4 million. At quarter-end, 36% of total deposits were in non-interest bearing demand accounts, 48% were in low-cost savings, money market and NOW accounts and 16% were in time deposits.

For the fourth quarter 2015, total revenues, consisting of net interest and dividend income plus noninterest income, were $3.9 million compared to $3.5 million a year ago, an increase of $376,000 or 10.7%. Noninterest income increased by $159,000 or 23.2%, primarily due to an increase in mortgage banking activities of $136,000, partially offset by a reduction of deposit fee revenue of $24,000. For the twelve months ended December 31, 2015, total revenues were $14.9 million compared to $13.9 million for the twelve months ended December 31, 2014, an increase of $1.0 million or 7.4%. Noninterest income increased by $652,000 or 26.4%, primarily due to an increase in mortgage banking activities of $620,000.

The Company’s year-to-date 2015 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.03% compared to 2.99% for the 2014 period. The Company’s yield on earning assets remained at 3.21%, while the cost of funds decreased 5 basis points to 0.27% for the twelve months ended December 31, 2015 compared to the same period of 2014. The Company’s taxable-equivalent net interest margin for the three months ended December 31, 2015 was 3.09% compared to 3.06% for the three months ended December 31, 2014.

Total noninterest expense for the fourth quarter 2015 was $3.3 million, an increase of $239,000 or 7.7% above the fourth quarter of 2014. The increase was primarily driven by an increase in salary and benefits expense of $216,000 and data processing costs of $57,000. These were partially offset by decreases in professional fees of $38,000 and a decrease in advertising and promotions expenses of $55,000. For the twelve months ended December 31, 2015, total noninterest expense was $13.0 million, a decrease of $50,000 or 0.4% compared to the twelve months ended December 30, 2014. The decrease was primarily driven by a decrease in advertising and promotions of $152,000 and a reduction in FDIC assessment of $62,000. These were partially offset by an increase of salaries and benefits expense of $136,000, and increases in data processing fees of $97,000.

Capital levels for The Simsbury Bank & Trust Company on December 31, 2015 were above those required to meet the regulatory “well-capitalized” designation. Capital ratios are calculated under Basel III rules, which became effective January 1, 2015.

Capital Ratios December 31, 2015
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	8.58%	5.00%
Tier 1 Risk-Based Capital Ratio	13.11%	8.00%
Total Risk-Based Capital Ratio	14.21%	10.00%
Common Equity Tier 1 Risk-Based Capital Ratio	13.11%	6.50%

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
	December 31, 2015 and December 31, 2014

(Dollars in thousands, except for share and per share amounts)

	12/31/2015	12/31/2014
	(unaudited)
ASSETS
Cash and due from banks	$8,933	$10,118
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	19,795	9,696
Interest bearing deposits	1,263	1
Federal funds sold	149	5
Cash and cash equivalents	30,140	19,820

Investments in available-for-sale securities (at fair value)	71,517	83,805
Federal Home Loan Bank stock, at cost	2,047	1,801

Loans held-for-sale	2,167	5,374

Loans outstanding	326,723	286,142
Less allowance for loan losses	3,028	2,761
Loans, net	323,695	283,381

Premises and equipment	1,420	1,460
Accrued interest receivable	1,143	1,095
Other real estate owned	-	105
Bank owned life insurance	7,389	7,184
Other assets	5,262	4,815
Total other assets	15,214	14,659

TOTAL ASSETS	$444,780	$408,840

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$135,580	$117,261
Savings and NOW deposits	179,775	177,158
Time deposits	57,287	61,646
Total deposits	372,642	356,065

Securities sold under agreements to repurchase	1,915	3,921
Federal Home Loan Bank advances	31,500	17,500
Long-term subordinated debt	7,230	-
Other liabilities	1,751	1,882
Total liabilities	415,038	379,368

Stockholders' equity:
Preferred stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at December 30, 2014;
liquidation value of $1,000 per share	-	8,988
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 1,360,591 shares and 1,360,177 shares, respectively,
at 12/31/15 and 898,105 shares and 897,691 shares, respectively, at 12/31/14	18,856	10,127
Retained earnings	11,288	10,549
Treasury stock, 414 shares	(7)	(7)
Unearned compensation- restricted stock awards	(206)	(207)
Accumulated other comprehensive (loss) income	(189)	22
Total stockholders' equity	29,742	29,472
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$444,780	$408,840

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for share and per share amounts)

	For the three months ended		For the twelve months ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014

Interest and dividend income:
Interest and fees on loans	$2,762	$2,577	$10,819	$10,387
Investment securities	391	452	1,627	1,825
Other interest	13	7	38	45
Total interest and dividend income	3,166	3,036	12,484	12,257

Interest expense:
Deposits	49	201	615	849
Repurchase agreements	1	1	4	4
Long-term debt	61	-	61	-
Federal Home Loan Bank advances	13	9	48	18
Total interest expense	124	211	728	871

Net interest and dividend income	3,042	2,825	11,756	11,386

Provision for loan losses	133	-	278	55

Net interest and dividend income after
provision for loan losses	2,909	2,825	11,478	11,331

Noninterest income:
Service charges on deposit accounts	97	121	400	474
Gain on available-for-sale securities, net of writedowns	39	47	132	142
Other service charges and fees	208	188	769	731
Increase in cash surrender value
of life insurance policies	52	54	206	205
Mortgage banking activities	335	199	1,201	581
Investment services fees and commissions	57	65	216	237
Other income	57	12	198	100
Total noninterest income	845	686	3,122	2,470

Noninterest expense:
Salaries and employee benefits	1,811	1,595	6,872	6,736
Occupancy expense	348	328	1,394	1,358
Equipment expense	93	103	399	443
Advertising and promotions	77	132	442	594
Forms and supplies	37	33	162	172
Professional fees	123	161	571	538
Directors' fees	68	59	248	254
Correspondent charges	67	33	255	205
FDIC assessment	78	90	312	374
Data processing fees	243	186	773	676
Internet banking costs	51	45	208	215
Other expenses	338	330	1,314	1,435
Total noninterest expense	3,334	3,095	12,950	13,000

Income before income taxes	420	416	1,650	801
Income tax expense (benefit)	56	62	241	(4)

Net income	$364	$354	$1,409	$805

Less: Preferred stock dividend and accretion	$22	$26	$107	$102

Net income available to common stockholders	$342	$328	$1,302	$703

Average shares outstanding, basic	1,143,649	883,929	953,539	880,618
Earnings per common share, basic	$0.30	$0.37	$1.37	$0.80

Average shares outstanding, assuming dilution	1,148,399	887,411	956,614	885,033
Earnings per common share, assuming dilution	$0.30	$0.37	$1.36	$0.79

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-651-2057
SVP & CFO
860-408-4679 (fax)
rsudol@simsburybank.com